AMERICAN REPROGRAPHICS COMPANY POSTS RESULTS FOR FOURTH QUARTER
AND YEAR-ENDED 2006

•	Fourth Quarter Revenue: $147.0 million; 17.9% increase over Q4 ‘05
•	Fourth Quarter EPS: $0.28
•	Annual Revenue: $591.8 million; 19.8% increase over 2005
•	Adjusted Annual EPS: $1.31
•	2007 Revenue Forecast of $690-710 million; EPS of $1.58-$1.62

GLENDALE, California (February 22, 2007) - American Reprographics Company (NYSE: ARP), the nation’s leading provider of reprographic services and technology today reported its financial results for the fourth quarter, and year ended December 31, 2006.

Net revenue for the fourth quarter of 2006 was $147.0 million compared to $124.7 million in the fourth quarter of 2005, an increase of 17.9%. The Company’s gross margin in the fourth quarter of 2006 was 41.6%, compared to 40.2% for the same period in 2005. Net income for the fourth quarter of 2006 was $12.8 million, or $0.28 per diluted share, compared to net income for the fourth quarter of 2005 of $8.6 million, or $0.19 per fully diluted share, adjusted for a pre-tax charge incurred from the early extinguishment of debt of $9.3 million.

Revenue for the full year ended December 31, 2006, was $591.8 million, compared to $494.2 million for 2005, a 19.8% increase year-over-year. The Company’s gross margin for the full year ended December 31, 2006, was 43.0%, compared to 41.4% for the 12 months ended December 31, 2005. Net income for 2006 was $51.4 million, or $1.13 per diluted share, including a one-time $14.0 million litigation charge related to the Louis Frey litigation. Adjusted to exclude the effect of the litigation charge net of tax, the Company’s net income for 2006 was $59.8 million, or $1.31 per diluted share. Net income for 2005 was $60.5 million, or $1.40 per diluted share, including a one-time $27.7 million income tax benefit due to the Company’s reorganization from a limited liability company to a Delaware corporation in conjunction with its IPO in February 2005. Excluding the one-time income tax benefit due to reorganization, debt write-off net of tax benefit, but including proforma incremental tax provision, the Company earned $38.0 million, or $0.88 per fully diluted share, in 2005. Accounting for the aforementioned adjustments, earnings per share increased 48.9% in 2006. Net cash provided by operating activities in 2006 was $98.4 million, compared to $56.6 million in 2005.

“We began the year with a focus on five key business factors that included revenue and earnings growth, cash flow optimization, and digital document management services and FM service line expansion,” said S. “Mohan” Chandramohan, Chairman and CEO of American Reprographics Company. “I’m happy to report that we exceeded our objectives in every area of endeavor. We grew sales by 19.8%, our adjusted EPS growth was nearly 50%, and cash flow exceeded 70% of EBITDA for the year. Finally, the combination of digital services and FMs contributed 22.1% of our overall annual revenue.”

“I’m also gratified to say that our previously announced management transition plan is well under way. Jonathan Mather, our new CFO who joined us in December, has the financial end of our business well in hand, and we expect a seamless transition as Suri takes over the role of CEO.”

K. “Suri” Suriyakumar, President and COO said, “The focus we applied to Premier Accounts this year has begun to bear fruit. We recently signed an exclusive contract with Boeing for the bulk of their in-house printing, and we gained a number of other key customer wins throughout the year including Burns & McDonald, Stantech, Gilbane Construction, and most recently, Whiting-Turner.”

“Separately, the refinement of our technology continues to produce efficiencies across all of our business segments. This, combined with the ongoing expansion of our global footprint, has resulted in consistent improvement in ARC’s operating margins. The company’s performance in 2006 will provide an excellent base upon which to build in 2007.”

Outlook

Based on current trends, American Reprographics Company expects that full year 2007 revenue will be in the range of $690-710 million and that earnings per share will be in the range of $1.58-$1.62 on a diluted basis.

Teleconference and Webcast

American Reprographics Company will host a teleconference today to announce fourth quarter and year-end 2006 financial results followed by Q&A.

When:	Thursday, February 22, 2007
2:00 P.M. Pacific Time (5:00 P.M. Eastern Time)

Who:	Mohan Chandramohan, Chairman and CEO
Suri Suriyakumar, President and COO
Jonathan Mather, CFO

How:
Dial 800-435-1261 (domestic) or 617-614-4076 (international) to listen in to the call. The conference call passcode is “18868585”. A live Webcast will also be made available at www.e-arc.com. A replay will be available approximately one hour after the call for seven days following the call’s conclusion. To access the replay, dial 617-801-6888. The replay passcode is “13117963” A Web archive will be made available at www.e-arc.com for approximately 90 days following the call’s conclusion.

About American Reprographics Company

American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of more than 200 locally-branded reprographics service centers across the U.S., and on-site at their customers’ locations. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 73,000 active customers.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements that fall within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of the Company. Words such as "believe," "expect,"“expects,” "may," "will" and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding favorable overall macroeconomic trends, positive trends in the architectural, engineering and construction industries including the non-residential building sector, our continuing to open new locations and entrance into new markets, our ability to continue to execute on the Company’s growth objectives, and 2007 revenue and earnings per share estimates. We wish to caution you that such statements are only predictions and actual results may differ materially as a result of risks and uncertainties that pertain to our business. These risks and uncertainties include, among others:

•	Future downturns in the architectural, engineering and construction industries could diminish demand for our products and services
•	Competition in our industry and innovation by our competitors may hinder our ability to execute our business strategy and maintain our profitability
•	Failure to anticipate and adapt to future changes in our industry could harm our competitive position
•
Failure to manage our acquisitions, including our inability to integrate and merge the business operations of the acquired companies, and failure to retain key personnel and customers of acquired companies could have a negative effect on our future performance, results of operations and financial condition

•	Dependence on certain key vendors for equipment, maintenance services and supplies, could make us vulnerable to supply shortages and price fluctuations
•
Damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers could impair our ability to effectively provide our services and may have a significant impact on our revenues, expenses and financial condition

•	If we fail to continue to develop and introduce new services successfully, our competitive positioning and our ability to grow our business could be harmed.

The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect future performance, please review our SEC filings, specifically our annual report on Form 10-K for the year ended December 31, 2005, our final prospectus supplement dated April 5, 2006, and our quarterly report on Form 10-Q for the quarter ended September 30, 2006. These documents contain important risk factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. These forward-looking statements are based on information as of February 22, 2007, and except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.

Non-GAAP Measures
This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA, EBIT, adjusted incremental tax provision, adjusted net income and adjusted earning per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. See Note 1 to “Non-GAAP Measures" included in this press release for further information.

Contacts:

David Stickney	Jason Golz
VP of Corporate Communications	Financial Dynamics
Phone: 925-949-5100	Phone: 415-439-4532
Email: dstickney@e-arc.com	Email: jason.golz@fd.com

American Reprographics Company
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$22,643	$11,642
Restricted cash	—	8,491
Accounts receivable, net	71,062	85,277
Inventories, net	6,817	7,899
Deferred income taxes	4,272	10,963
Prepaid expenses and other current assets	6,425	6,796
Total current assets	111,219	131,068

Property and equipment, net	45,773	60,138
Goodwill	245,271	291,290
Other intangible assets, net	21,387	50,971
Deferred financing costs, net	923	895
Deferred income taxes	16,216	11,245
Other assets	1,573	1,974
Total assets	$442,362	$547,581

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$29,585	$33,447
Accrued payroll and payroll-related expenses	15,486	15,666
Accrued expenses	9,910	27,132
Accrued litigation charge	-	13,947
Current portion of long-term debt and capital leases	20,441	21,048
Total current liabilities	75,422	111,240

Long-term debt and capital leases	253,371	252,097

Total liabilities	328,793	363,337

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized;
zero and zero shares issued and outstanding	—	—
Common stock, $.001 par value, 150,000,000 shares authorized;
44,598,815 and 45,317,846, shares issued and outstanding	44	45
Additional paid-in capital	56,825	75,465
Deferred stock-based compensation	(1,903)	(1,224)
Retained earnings	58,561	109,955
Accumulated other comprehensive income	42	3
Total stockholders' equity	113,569	184,244
Total liabilities and stockholders' equity	$442,362	$547,581

American Reprographics Company
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2006	2005	2006

Reprographics services	$91,990	$107,723	$369,123	$438,375
Facilities management	21,300	26,721	83,125	100,158
Equipment and supplies sales	11,401	12,527	41,956	53,305
Total net sales	124,691	146,971	494,204	591,838
Cost of sales	74,567	85,823	289,580	337,509
Gross profit	50,124	61,148	204,624	254,329
Selling, general and administrative expenses	29,345	32,630	112,679	131,743
Litigation reserve	-	-	-	11,262
Amortization of intangible assets	701	1,828	2,120	5,055
Income from operations	20,078	26,690	89,825	106,269
Other income (expense), net	95	(143)	381	299
Interest expense, net	(6,074)	(5,922)	(26,722)	(23,192)
Loss on early extinguishment of debt	(9,344)	-	(9,344)	-
Income before income tax provision (benefit)	4,755	20,625	54,140	83,376
Income tax provision (benefit)	1,743	7,789	(6,336)	31,982
Net income	$3,012	$12,836	$60,476	$51,394

Earnings per share:
Basic	$0.07	$0.28	$1.43	$1.14
Diluted	$0.07	$0.28	$1.40	$1.13

Weighted average common shares outstanding:
Basic	44,598,815	45,284,525	42,264,001	45,014,786
Diluted	45,432,395	45,798,267	43,178,000	45,594,950

American Reprographics Company
Non-GAAP Measures
Reconciliation of Net Income to EBIT and EBITDA
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006

Net income	$3,012	$12,836	$60,476	$51,394
Interest expense, net	6,074	$5,922	26,722	23,192
Loss on early extinguishment of debt	9,344	-	9,344	-
Income tax provision (benefit)	1,743	$7,789	(6,336)	31,982
EBIT	20,173	26,547	90,206	106,568
Depreciation and amortization	5,258	8,282	19,165	27,749
EBITDA	$25,431	$34,829	$109,371	$134,317

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006

Net income	$3,012	$12,836	$60,476	$51,394
Litigation reserve	--	--	--	11,262
Interest expense due to
litigation reserve	--	204	--	2,685
Income tax benefit due to
litigation reserve	--	(82)	--	(5,579)
Income tax benefit due to
reorganization	--	--	(27,701)	--
Loss on refinance of debt, net of tax	5,558	--	5,558	--
Unaudited adjusted incremental
income tax provision	--	--	(333)	--
Unaudited adjusted net income	$8,570	$12,958	$38,000	$59,762

Earning Per Share (Actual):
Basic	$0.07	$0.28	$1.43	$1.14
Diluted	$0.07	$0.28	$1.40	$1.13

Earning Per Share (Adjusted):
Basic	$0.19	$0.29	$0.90	$1.33
Diluted	$0.19	$0.28	$0.88	$1.31

Weighted average common shares outstanding:
Basic	44,598,815	45,284,525	42,264,001	45,014,786
Diluted	45,432,395	45,798,267	43,178,000	45,594,950

See Note 1 for additional information regarding non-GAAP measures.

Note 1. Non -GAAP Measures

EBIT and EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of our liquidity.

EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by subtracting depreciation and amortization from EBITDA and dividing the result by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.

We present EBIT and EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.

We use EBIT to measure and compare the performance of our divisions. We operate our divisions as separate business units but manage debt and taxation at the corporate level. As a result, EBIT is the best measure of divisional profitability and the most useful metric by which to measure and compare the performance of our divisions. We also use EBIT to measure performance for determining division-level compensation and use EBITDA to measure performance for determining consolidated-level compensation. We also use EBITDA as a metric to manage cash flow from our divisions to the corporate level and to determine the financial health of each division. As noted above, since debt and taxation are managed at the corporate level the cash flow from each division should be equal to the corresponding EBITDA of each division, assuming no other changes to a division's balance sheet. As a result, we reconcile EBITDA to cash flow monthly as one of our key internal controls. We also use EBIT and EBITDA to evaluate potential acquisitions and to evaluate whether to incur capital expenditures.

EBIT, EBITDA and related ratios have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•	They do not reflect changes in, or cash requirements for, our working capital needs;
•	They do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT and EBITDA only as supplements.

We have presented adjusted net income and adjusted earnings per share for the three and twelve months ended December 31, 2006 to reflect the exclusion of the one-time litigation charge related to the Louis Frey bankruptcy litigation. This presentation facilitates a meaningful comparison of the Company's operating results for the three and twelve months ended December 31, 2006 to the same period in 2005, excluding a one-time income tax benefit taken in February of 2005.

American Reprographics Company
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31,
	2005	2006
Cash flows from operating activities
Net income	$60,476	$51,394
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of yield on redeemable preferred member units	449	-
Depreciation	17,045	22,694
Amortization of intangible assets	2,120	5,055
Amortization of deferred financing costs	1,660	364
Stock-based compensation	624	2,232
Litigation charge	-	13,947
Excess tax benefit related to stock options exercised	-	(4,051)
Deferred income taxes	(24,815)	(3,934)
Write-off of deferred financing costs	7,089	208
Other non-cash items, net	859	324
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(3,964)	(5,769)
Inventory	754	949
Prepaid expenses and other assets	433	(5)
Accounts payable and accrued expenses	(6,082)	14,946
Net cash provided by operating activities	56,648	98,354
Cash flows from investing activities
Capital expenditures	(5,237)	(7,391)
Payments for businesses acquired, net of cash acquired
and including other cash payments associated with
the acquisitions	(22,380)	(62,225)
Restricted cash	-	(8,360)
Other	70	488
Net cash used in investing activities	(27,547)	(77,488)
Cash flows from financing activities
Proceeds from initial public offering, net of underwriting discounts	92,690	-
Proceeds from stock option exercises	1,536	2,103
Proceeds from issuance of common stock under Employee Stock Purchase Plan	4,000	290
Direct costs of initial public offering	(1,487)	-
Excess tax benefit related to stock options exercised	-	4,051
Redemption of preferred member units	(28,263)	-
Proceeds from borrowings under debt agreements	18,000	44,000
Payments on long-term debt under debt agreements	(97,212)	(81,767)
Payment of loan fees	(1,304)	(544)
Member distributions and redemptions	(8,244)	-
Net cash used in financing activities	(20,284)	(31,867)
Net change in cash and cash equivalents	8,817	(11,001)
Cash and cash equivalents at beginning of period	13,826	22,643
Cash and cash equivalents at end of period	$22,643	$11,642